SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):		May 08, 2006

WORDLOGIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32865	88-0422023

(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

650 West Georgia Street, Suite 2400
Vancouver, British Columbia, Canada V6B 4N7

(Address of Principal Executive Offices)

(604) 257-3600

Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

WORDLOGIC CORPORATION Report on Form 8-K

Section 3 – Securities and Trading Markets Item 3.02 – Unregistered Sales of Equity Securities

On May 08, 2006, we sold 1,000,000 shares of our common stock at a price of $0.50 per share for a total of $500,000 in proceeds. Each of the shares sold includes a warrant. Each Warrant entitles the Subscriber to purchase one additional common share of the Company for a period of 36 months from the date of issuance, at a price of $1.25 per share.

These shares were sold to Frank R. Evanshen our CEO and Director. Mr. Evanshen is a beneficial holder of our common stock who directly and indirectly controls 37.6% (inclusive of this purchase) of the issued and outstanding common stock. We had previously disclosed that Mr. Evanshen had secured personal financing and may to invest up to an additional $640,000 in WordLogic Corporation. No formal agreements or commitments exist that would require Mr. Evanshen to invest additional funds.

This private offering we believe to be exempt from registration under Regulation D promulgated under Section 4(2) of the Securities Act. We also believe this private offering to be exempt from registration under Regulation S, as the purchaser is domiciled and transaction occurred outside the United States. The sales of stock were strictly limited to individuals and entities, each of whom was an accredited investor, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had adequate access to information pertaining to our Company. Furthermore, no advertisements were made, no commissions were paid and the securities are restricted pursuant to Rule 144.

This information was previously disclosed in our periodic report on form 10QSB filed May 12, 2006. We disclosed the prior equity sale of 550,000 shares to Mr. Evanshen and the option exercise of 100,000 shares on Form 8K filed February, 24, 2006. Through these equity purchases Mr. Evanshen has invested an additional $860,000 in personal finds into Wordlogic Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORDLOGIC CORPORATION

Date: May 17, 2006	By:	\s\ Frank R. Evanshen, President

Frank R. Evanshen
President, Principal Executive Officer

Date: May 17, 2006	By:	\s\ T. Allen Rose, CFO

T. Allen Rose
CFO, Principal Financial Officer